Exhibit 4.12

AMENDMENT NO. 1
TO THE GADZOOKS., INC.
EMPLOYEE STOCK PURCHASE PLAN

          The Gadzooks, Inc. Employee Stock Purchase Plan (the "Plan") is hereby amended as follows, effective March 30, 2000:

1.	Section 4.1 of the Plan is hereby amended to read as follows:

4.1  Annual Offerings. The Plan will be implemented by 60 monthly offerings of the Company's Common Stock (the "Offerings") commencing respectively, on April 1, 1998 and the first day of each calendar month thereafter, ending with March of 2003. Each Offering shall terminate on the last day of each such month respectively. Effective March 30, 2000, the aggregate number of shares that may be issued under the Plan is 110,000 minus the number of shares (subject to adjustment pursuant to Section 12.3 hereof) that have been issued under the Plan prior to March 30, 2000. The commencement date of each Offering ("Offering Commencement Date") shall be the first day of each calendar month in the period beginning April 1, 1998 and ending March 31, 2003. The termination date of each Offering ("Offering Termination Date") shall be the last day of each such calendar month.

2.	The first sentence of Section 10.1 of the Plan is hereby amended to read as follows:

The maximum number of shares which shall be reserved for issuance under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 12.3 hereof shall be 110,000 shares minus the number of shares (as appropriately adjusted pursuant to Section 12.3 hereof) that have been issued under the Plan prior to March 30, 2000.

3.	A new section 12.10 is added to the Plan to read as follows:

12.10  Withholding. In the event any employment taxes or other similar amounts must be withheld or otherwise paid by any Employee upon the purchase of stock pursuant to the Plan or the subsequent sale of stock so purchased, the Company shall be entitled to withhold any such tax or amounts in any manner permitted by law.

4.	Section 12.5 of the Plan shall be amended by the addition at the end thereof of the following language:

Amendment No. 1 to the Plan shall become effective as of March 30, 2000, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before December 31, 2000. If Amendment No. 1 to the Plan is not so approved, the Amendment shall not become effective.

5.	In all other respects, the Plan shall remain unchanged and in full force and effect.

          In witness whereof, the foregoing Amendment is hereby duly executed by the corporate officer signing below as of March 30, 2000.

GADZOOKS, INC.

By: ___________________________
Title: _________________________